April 24, 2008 2:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Financial Results for the First Quarter of 2008

LONGVIEW, Wash., April 24, 2008/PRNewswire/ --

Flash Results Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended

	March 31,		December 31,
	2008	2007	2007

Net Interest Income	$5,402	$5,752	$5,390
Net Income (Loss)	$902	$1,278	($3,141)
Diluted EPS	$0.18	$0.25	($0.62)
Total Period End Loans	$ 415,474	$ 366,029	$ 397,325
Total Period End Deposits	$ 472,309	$ 394,047	$ 441,179

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $902,000 or $0.18 per diluted share for the first quarter of 2008, compared with net income of $1,278,000, or $0.25 per diluted share, during the same period of 2007. The Company lost $0.62 per diluted share in the fourth quarter of 2007. Total assets were $548.5 million at March 31, 2008, up 18% over total assets of $465.1 million at March 31, 2007. Total loans increased 14% to $415.5 million, from $366.0 million at March 31, 2007. Total deposits increased 20% to $472.3 million at March 31, 2008 from $394.0 million at March 31, 2007.

“Loans grew at an annualized rate of 18% in the first quarter of 2008,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank. He continued, “Our consumer loan portfolio, which includes home mortgage loans, continues to have minimal delinquencies. Our non-performing assets are concentrated in a few problem loans. Due to our strong capital base and focused credit administration actions, our commercial bankers can concentrate on building customer relationships and seeking new business prospects. Our roll-out of remote deposit capture and other enhanced cash management services will augment our ability to develop strong customer relationships. Therefore, we expect to have a reasonable growth trend.”

Net interest margin as a percentage was 4.65% for the first quarter of 2008, compared with 5.64% in the first quarter of 2007 and 4.74% in the fourth quarter of 2007. Net interest income of $5.4 million was flat with the fourth quarter of 2007, but down 6% from $5.8 million in the first quarter of 2007. The first quarter 2008 net interest margin was affected by several factors, including dramatic rate cuts of 300 basis points over the last six months by the Federal Reserve, competitive market pricing on both sides of the balance sheet, the impact of an elevated level of nonperforming loans and a lower level of noninterest-bearing demand deposit accounts year-over-year. The net settlement from interest rate contracts contributed $431,200 to net interest income in the first quarter of 2008, compared with nothing in the first quarter of 2007 and $38,500 in the fourth quarter of 2007.

In the first quarter of 2008, the Company elected to redeem $38.9 million in callable certificates of deposit, with $21.6 million settling in March of 2008 and the balance in April 2008. The Company pre-funded the redemptions with $35 million of new certificates of deposit with a 140 basis point lower average cost and a slightly longer duration. In connection with the March redemption, the Company wrote off $123,000 of unamortized premiums associated with those deposits. The deposit premium write-off increased the average cost of interest-bearing liabilities by approximately 13 basis points and decreased the margin by 10 basis points. The Company estimated interest income reversals of $158,000 in the fourth quarter of 2007 reduced that quarter’s net interest margin by 14 basis points.

Non-performing assets totaled $14.0 million at March 31, 2008 compared with $1.7 million at March 31, 2007 and $13.2 million at the end of 2007. As a percentage of total assets, non-performing assets were 2.56% at March 31, 2008, compared with 0.37% at March 31, 2007 and 2.57% at year-end 2007.

Total nonperforming assets at March 31, 2008 consisted primarily of four relationships totaling $13.7 million, or 98% of the total. All of these relationships related to land acquisition and development loans. The change in nonaccrual loans during the quarter ended March 31, 2008 related to the sale of one relationship, previously disclosed, totaling $2.4 million, the foreclosure and transfer of loans to other real estate owned (OREO) totaling $4.3 million and the addition of one relationship to nonperforming loans of $3.8 million. The new nonaccrual loan relates to a residential real estate project in the Vancouver, Washington area. The change in OREO during the first quarter of 2008 related to loan foreclosures and the sale of one property carried at $434,000 for a gain of $216,500. The $6.1 million balance of OREO at March 31, 2008 is almost entirely related to one residential real estate development project in the Portland, Oregon area.

The provision for credit losses was $593,000 in the first quarter of 2008 compared with $275,000 in the first quarter of 2007 and $6.8 million in the fourth quarter of 2007. Net charge-offs of $158,000 and $2,000 were recorded for the three-month periods ended March 31, 2008 and 2007, respectively. The allowance for loan losses was 1.50% as a percentage of loans outstanding at March 31, 2008, compared with 1.31% in the same quarter last year and 1.46% at December 31, 2007. The allowance for loan losses represented 78% of non-performing loans at March 31, 2008.

Non-interest income increased $56,000, or 6%, in the first quarter of 2008 over the comparable 2007 quarter. The increase was primarily related to higher revenues from the Company’s international trade department.

Non-interest expenses in the first quarter of 2008 were $4.6 million, down slightly from the first quarter of 2007. Included in the first quarter 2008 and 2007 results were non-cash charges of $228,000 and $127,000, respectively, for the ineffective portion of the Company’s cash flow hedges. The first quarter of 2008 also included a gain on sale of OREO. Salaries and employee benefits for the first quarter of 2008 were approximately equal to the first quarter of 2007 amount, but substantially higher than similar expenses for the fourth quarter of 2007. Salaries and employee benefits in the fourth quarter of 2007 reflected the impact of reducing previously accrued incentive compensation costs for plans tied to the Company’s 2007 financial performance.

In the first quarter of 2008, the Company substantially completed a planned reduction of approximately 7% in its workforce primarily through attrition and better matching of staffing levels to customer traffic flows, as well as job eliminations. The Company estimates that salaries and employee benefit costs will be reduced approximately $500,000 annually upon completion of the workforce reduction. The number of full-time equivalent employees was 130 at March 31, 2008, compared with 138 and 142 at March 31, 2007 and December 31, 2007, respectively.

Net occupancy and equipment expenses in the first quarter of 2008 were higher than the first quarter of 2007 primarily due to higher levels of depreciation related to branch remodeling and related asset acquisitions in mid-2007. Professional services were down significantly in the first quarter of 2008 compared with the first and fourth quarters of 2007. The Company experienced a higher level of legal costs related to nonperforming loans, but costs associated with Sarbanes-Oxley compliance efforts were significantly lower. Included in other expenses were deposit premium assessments of $91,000 in the first quarter of 2008, compared with $12,000 in the first quarter of 2007.

The fair value of the Company’s interest rate contracts increased substantially as of the end of the first quarter of 2008 to $8.1 million. The Company has recorded cumulative unrealized gains, net of taxes, of $5.0 million as other comprehensive income included in stockholders’ equity at March 31, 2008.

“Our current capital ratios remain strong and well above the minimum to be classified as “well-capitalized” under regulatory requirements,” said Mr. Fitzpatrick. He added, “We did not repurchase any shares this quarter as we evaluated the risks in the economy and in the financial markets relative to the retention of capital.”

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2007, and other filings with the SEC. We make forward-looking statements in this release related to the salary and employee benefit costs and loan growth.

INCOME STATEMENT		Quarter Ending

	March 31,	March 31,	December 31,
	2008	2007	2007

Interest income	$ 9,147	$ 8,768	$ 9,070
Interest expense	3,745	3,016	3,680

Net interest income	5,402	5,752	5,390
Provision for credit losses	593	275	6,800

Net interest income after provision
for credit losses	4,809	5,477	(1,410)
Non-interest income
Service charges on deposit accounts	164	166	175
Fiduciary income	173	190	163
International trade fees	200	146	219
Increase in cash surrender value of bank
owned life insurance	152	136	155
Net loss on sale of investment securities	-	-	(265)
Other income	273	268	290

Total non-interest income	962	906	737

Non-interest expense
Salaries and employee benefits	2,507	2,496	2,182
Net occupancy and equipment expense	617	539	596
Data processing and communication	215	260	241
Professional services	263	387	354
Foreclosed asset expense (income)	(162)	-	25
Equity in limited partnerships losses	31	36	47
Interest rate contracts valuation adjustments	228	127	(173)
Other expenses	911	797	1,071

Total non-interest expense	4,610	4,642	4,343

Income (loss) before provision for income taxes	1,161	1,741	(5,016)
Provision (benefit) for income taxes	259	463	(1,875)

Net income (loss)	$ 902	$ 1,278	$ (3,141)

Earnings (loss) per share:
Basic	$ 0.18	$ 0.26	$ (0.62)

Diluted	$ 0.18	$ 0.25	$ (0.62)

Weighted average shares outstanding:
Basic	5,054,473	4,900,490	5,048,102
Diluted	5,093,039	5,176,599	5,176,350
Shares outstanding at period end	5,054,507	4,942,023	5,054,437
Efficiency ratio (1)	72.4%	69.7%	70.9%
Number of full-time equivalent employees	130	138	142

(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending

	March 31,	March 31,	December 31,
SELECTED AVERAGES	2008	2007	2007

Average loans	$ 412,907	$ 356,763	$ 400,979
Average interest-earning assets	479,510	419,939	462,604
Total average assets	526,697	460,272	507,745
Average deposits	452,587	389,665	429,657
Average interest-bearing liabilities	374,677	302,502	346,464
Average equity	56,252	51,241	56,757

	March 31,	March 31,	December 31,
SELECTED BALANCE SHEET ACCOUNTS	2008	2007	2007

Total assets	$ 548,450	$ 465,050	$ 514,180
Securities available for sale	50,669	56,298	51,578
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	44,799	40,666	39,200
Multifamily	9,642	8,694	9,938
Construction	103,595	97,861	97,447
Commercial real estate	153,400	126,103	146,348

Total real estate	311,436	273,324	292,933

Commercial and industrial	101,520	90,469	101,662
Consumer and other	3,680	3,116	3,924

	416,636	366,909	398,519
Deferred loan fees	(1,162)	(880)	(1,194)

Loans, net of deferred loan fees	415,474	366,029	397,325
Goodwill and other intangibles	1,807	1,911	1,834
Deposits:
Non-interest-bearing demand	87,501	90,310	91,662
Savings and interest-bearing demand	33,337	33,963	35,792
Money market	93,345	52,412	86,658
Certificates of deposits	258,126	217,362	227,067

Total deposits	472,309	394,047	441,179
Borrowings	1,081	1,106	1,179
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	59,196	53,096	55,540

Book value per share	$ 11.71	$ 10.74	$ 10.99
Tangible book value per share	$ 11.35	$ 10.36	$ 10.63
Tier 1 leverage capital ratio (Q1-08 estimated)	12.24%	13.82%	12.51%

		Quarter Ending

	March 31,	March 31,	December 31,
RATIOS ANNUALIZED	2008	2007	2007

Return on average assets	0.69%	1.13%	-2.45%
Return on average equity	6.45%	10.11%	-21.96%
Return on average tangible equity	6.67%	10.51%	-22.70%
Average equity/average assets	10.68%	11.13%	11.18%
Yield on interest-earning assets (TE)	7.79%	8.55%	7.90%
Rate on interest-bearing liabilities	4.02%	4.04%	4.21%
Net interest spread (TE)	3.77%	4.51%	3.69%
Net interest margin (TE)	4.65%	5.64%	4.74%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending

	March 31,	March 31,
ALLOWANCE FOR CREDIT LOSSES	2008	2007

Balance at beginning of period	$ 5,990	$ 4,825
Provision for credit losses	593	275
Recoveries	12	24
Charge-offs	(170)	(26)

Balance at end of period	$ 6,425	$ 5,098

Components
Allowance for loan losses	$ 6,235	$ 4,801
Liability for unfunded credit commitments	190	297

Total allowance for credit losses	$ 6,425	$ 5,098

Allowance for loan losses/total loans	1.50%	1.31%
Allowance for credit losses/total loans	1.55%	1.39%
Allowance for loan losses/non-performing loans	78%	422%
Allowance for credit losses/non-performing loans	80%	448%

	March 31,	March 31,	December 31,
NON-PERFORMING ASSETS	2008	2007	2007

Loans on non-accrual status	$ 7,985	$ 1,137	$ 10,827
Loans past due greater than 90 days and accruing	-	-	149
Other real estate owned and other foreclosed assets	6,055	605	2,250

Total non-performing assets	$ 14,040	$ 1,742	$ 13,226

Total non-performing loans to total loans	1.92%	0.31%	2.76%

Total non-performing assets/total assets	2.56%	0.37%	2.57%